EXHIBIT 99.1

Simmons First National Corporation Names Burt Hicks Investor Relations Officer

PINE BLUFF, Ark., June 17, 2015 (GLOBE NEWSWIRE) -- Burt Hicks has been promoted to Investor Relations Officer for Simmons First National Corporation (Nasdaq:SFNC), Simmons Chairman and CEO George Makris announced today.

Hicks serves as Chief of Staff and Vice President of Mergers and Acquisitions for Simmons First National Corp. He also serves as the Secretary to the Board of Simmons First National Corp. and Simmons First National Bank. Hicks is a board member of the Simmons First Foundation.

Hicks will continue in all of his current roles.

"Burt is in a unique position to ensure clear communication between the corporation and investors, research analysts and other important stakeholders," Makris said. "He will deepen our relationships with key institutional investors and analysts and be our primary point of contact for the Wall Street community. He also will ensure that we respond quickly to individual shareholder requests and inquiries."

Prior to joining Simmons, Hicks worked for Innovate Arkansas, a joint program of Winrock International and the Arkansas Economic Development Commission. He previously worked at Simmons as an analyst and was an investment banking analyst with Bank of America–Merrill Lynch's Financial Institutions Group in New York. He's a National Association of Corporate Directors Governance Fellow and a member of the Society of Corporate Secretaries and Governance Professionals.

Hicks is licensed to practice law in Arkansas and has Series 63 and Series 7 licenses from the Financial Industry Regulatory Authority.

"Burt has been active in numerous organizations, which is another reason he is particularly well-suited for such a high-profile role," Makris said.

Hicks has been a member of the University of Arkansas Walton College of Business Dean's Alumni Advisory Council since 2008, a member of the board of the Arkansas Fellowship since 2013, a member of the board of Arkansas' Independent Colleges and Universities since 2013 and a member of the Jefferson County Industrial Board since 2014.  Hicks also has served as a company mentor for the ARK Challenge, an accelerator program for technology startups.

In 2013, Arkansas Business named Hicks to its list of "New Influentials: 20 in Their Twenties."

Hicks received his bachelor's degree in business administration from the University of Arkansas' Walton College of Business, a master of public service degree from the University of Arkansas' Clinton School of Public Service and a juris doctorate with honors from the University of Arkansas at Little Rock's Bowen School of Law. While at the Clinton School of Public Service, Hicks was selected as one of four McLarty Global Engagement Graduate Fellows with Vital Voices Global Partnership and one of 12 Regional Social Impact Graduate Fellows with RSF Social Finance.

Hicks is a 2015 graduate of the Darden / SNL Financial Executive Program in Bank Financial Leadership at the University of Virginia's Darden School of Business and is currently enrolled in the three-year Stonier Graduate School of Banking at the University of Pennsylvania's Wharton School of Business.

About Simmons First National Corporation

Simmons First National Corporation is a financial holding company, headquartered in Pine Bluff, Arkansas with total assets of $7.8 billion conducting financial operations throughout Arkansas, Kansas, Missouri and Tennessee. The Company's wholly-owned subsidiary, Simmons First National Bank, offers comprehensive financial solutions delivered with a client-centric approach. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC."

CONTACT: REX NELSON
         Director of Corporate Communications
         Simmons First National Corporation
         (870) 541-1000